                            EXHIBIT 11
                CHASE PREFERRED CAPITAL CORPORATION
                Computation of net income per share


Net income for primary earnings per share is computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of common shares outstanding during the period.

                                   For the Period from
                                   Inception (September 18, 1996)
                                   through December 31, 1996
                           (in thousands, except per share amount):
Earnings:

Net income                                $  22,085
Less:  preferred stock dividend              12,746
 requirements
Net income applicable to common stock     $   9,339

Shares:

Average common shares outstanding            572,500

Net income per share:                        $ 16.31

        ===================================================







